CITY NATIONAL ROCHDALE FUNDS
AMENDED AND RESTATED
MULTIPLE CLASS PLAN

This Amended and Restated Multiple Class Plan (this “Plan”), dated December 3, 2015, is required by Securities and Exchange Commission Rule 18f–3 promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”).

This Plan shall govern the terms and conditions under which City National Rochdale Funds (the “Trust”) may issue separate classes of shares representing interests in the series of the Trust (each a “Fund” and together the “Funds”) listed on Appendix A. To the extent that a subject matter herein is covered by the Trust’s Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and Bylaws will control in the event of any inconsistencies with the descriptions herein.

SECTION 1. Rights and Obligations.

Except as set forth herein, all classes of shares issued by a Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the various classes of shares relate solely to the following: (a) each class may be subject to different class expenses and sales charges as discussed under Section 3 of this Plan; (b) each class may bear a different identifying designation; (c) each class has exclusive voting rights with respect to matters solely affecting such class (except as set forth in Section 6 below); (d) each class may have different exchange privileges; (e) each class may provide for the automatic conversion of that class into another class; and (f) each class may be offered to different types of investors.

SECTION 2. Classes of Shares and Designation Thereof.

Each Fund may offer any or all of the following classes of shares:

(a)	Institutional Class Shares. “Institutional Class Shares” will be offered with no sales charges, transaction fees, Rule 12b–1 distribution fees or shareholder servicing fees.

(b)	Servicing Class Shares. “Servicing Class Shares” will be offered with no sales charges or transaction fees. Servicing Class Shares will not be subject to a Rule 12b–1 distribution fee but will be subject to a shareholder servicing fee of up to an annual rate of 0.25% of average daily net assets attributable to such Servicing Class Shares. Servicing Class Shares are available only to fiduciary, advisory, agency, custodial and other similar accounts maintained at City National Bank and certain retirement plan platforms approved by City National Rochdale, LLC.

(c)	Class Y Shares. “Class Y Shares” will be offered with no sales charges or transaction fees. Class Y Shares will not be subject to a Rule 12b–1 distribution fee but will be subject to a shareholder servicing fee of up to an annual rate of 0.25% of average daily net assets attributable to such Class Y Shares. Class Y Shares are available to fiduciary, advisory, agency, custodial and other similar accounts on platforms offered by financial intermediaries.

(d)	Class N Shares. “Class N Shares” will be offered with no transaction fees. Class N Shares will be subject to a Rule 12b–1 distribution fee of up to an annual rate of 0.50% and an ongoing shareholder servicing fee of up to an annual rate of 0.25% of average daily net assets attributable to such Class N Shares.

(e)	Class S Shares. “Class S Shares” will be offered with no transaction fees. Class S Shares will be subject to a Rule 12b–1 distribution fee of up to an annual rate of 0.50% and an ongoing shareholder servicing fee of up to an annual rate of 0.25% of average daily net assets attributable to such Class S Shares.

SECTION 3. Allocation of Expenses.

(a)	Class Expenses. Each class of shares may be subject to different class expenses consisting of: (1) front–end sales charges or contingent deferred sales charges; (2) Rule 12b–1 plan distribution fees and shareholder service fees, if applicable to a particular class; (3) transfer agency and other recordkeeping costs to the extent allocated to a particular class; (4) Securities and Exchange Commission (“SEC”) and blue sky registration fees incurred separately by a particular class; (5) litigation or other legal expenses relating solely to a particular class; (6) printing and postage expenses related to the preparation and distribution of class-specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular class; (7) expenses of administrative personnel and services as required to support the shareholders of a particular class; (8) audit or accounting fees or expenses relating solely to a particular class; (9) Trustee fees and expenses incurred as a result of issues relating solely to a particular class and (10) any other expenses subsequently identified that should be properly allocated to a particular class, which shall be approved by the Board of Trustees (collectively, the “Class Expenses”).

(b)	Other Expenses. Except for the Class Expenses discussed above (which will be allocated to the appropriate class), all expenses incurred by each Fund will be allocated in accordance with Rule 18f-3(c).

(c)	Waivers and Reimbursements of Expenses. City National Rochdale, LLC (“CNR”), and any other provider of services to the Funds may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross–subsidization between classes.

SECTION 4. Allocation of Income.

The Funds will allocate income and realized and unrealized capital gains and losses in accordance with Rule 18f-3(c).

SECTION 5. Exchange Privileges.

A class of shares of a Fund may be exchanged for the same class of shares of another Fund. All exchanges will be subject to such conditions as may be imposed from time to time as disclosed in Appendix B.

SECTION 6. Conversion of Shares.

A share conversion is a transaction in which shares of one class of a Fund are exchanged for shares of another class of the Fund. Share conversions can occur between any two share classes of a Fund. In a conversion, a shareholder will receive shares of another class equal to the aggregate net asset value attributable to the shares of the current class held by the shareholder divided by the net asset value per share of the other class. Generally, a shareholder may request a share conversion when a shareholder becomes eligible for another share class of the Fund or no longer meets the eligibility of the share class owned by the shareholder (and another class exists for which the shareholder would be eligible).

In addition, the Funds reserve the right to mandatorily convert shareholders from one class to another if they either no longer qualify as eligible for their existing class or if they become eligible for another class. Such mandatory conversions may be as a result of a change in value of an account due to market movements, exchanges or redemptions. A Fund will notify affected shareholders in writing prior to any mandatory conversion.

A share conversion is not expected to result in the recognition of gain or loss by a shareholder for U.S. federal income tax purposes.

SECTION 7. Effective When Approved.

This Plan shall not take effect until a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, find that the Plan, as proposed and including the expense allocations, is in the best interests of each class individually and the Trust as a whole.

SECTION 8. Amendments.

This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 7 above.

APPENDIX A TO
MULTIPLE CLASS PLAN
OF CITY NATIONAL ROCHDALE FUNDS

MULTIPLE CLASS FUNDS

City National Rochdale Government Money Market Fund (Servicing Class, Class N and Class S)
City National Rochdale Prime Money Market Fund (Institutional Class, Servicing Class, Class N and Class S)
City National Rochdale California Tax–Exempt Money Market Fund (Servicing Class, Class N and Class S)
City National Rochdale Government Bond Fund (Institutional Class, Servicing Class and Class N)
City National Rochdale Corporate Bond Fund (Servicing Class and Class N)
City National Rochdale California Tax Exempt Bond Fund (Servicing Class and Class N)
City National Rochdale Intermediate Fixed Income Fund (Institutional Class and Class N)
City National Rochdale Municipal High Income Fund (Servicing Class and Class N)
City National Rochdale High Yield Bond Fund (Institutional Class, Servicing Class and Class N)
City National Rochdale Fixed Income Opportunities Fund (Class N)
City National Rochdale Multi-Asset Fund (Servicing Class and Class N)
City National Rochdale Dividend & Income Fund (Class N)
City National Rochdale U.S. Core Equity Fund (Institutional Class, Servicing Class and Class N)
City National Rochdale Diversified Equity Fund (Institutional Class and Class N)
City National Rochdale Emerging Markets Fund (Class Y and Class N)

Dated: December 3, 2015

APPENDIX B TO
MULTIPLE CLASS PLAN
OF
CITY NATIONAL ROCHDALE FUNDS

EXCHANGE PRIVILEGES

SECTION 1. TERMS AND CONDITIONS OF EXCHANGES.

Shareholders of the Funds discussed herein may participate in exchanges as described below. An exchange is permitted only in the following circumstances:

(a)	if two Funds offer more than one class of shares, the exchange must be between the same class of shares (e.g., Class N Shares of one Fund cannot be exchanged for Class S Shares of another Fund, nor can Class N Shares of one Fund be exchanged for Class S Shares of that same Fund);

(b)	the dollar amount of the exchange must be at least equal to the minimum investment applicable to the shares of the Fund acquired through such exchange;

(c)	the shares of the Fund acquired through exchange must be qualified for sale in the state in which the shareholder resides;

(d)	the exchange must be made between accounts having identical registrations and addresses;

(e)	the full amount of the purchase price for the shares being exchanged must have already been received by the Fund;

(f)	the account from which shares have been exchanged must be coded as having a certified taxpayer identification number on file or, in the alternative, an appropriate IRS Form W–8 (certificate of foreign status) or Form W–9 (certifying exempt status) must have been received by the Fund;

(g)	newly acquired shares (through either an initial or subsequent investment) are held in an account for at least ten days, and all other shares are held in an account for at least one day, prior to the exchange; and

(h)	certificates (if any) representing shares must be returned before shares can be exchanged.

Because excessive exchanges can harm a Fund’s performance, the Funds do not accommodate frequent purchases and redemptions of Fund shares and reserve the right to restrict, reject or cancel, without any prior notice, any purchase or exchange order, including transactions representing excessive trading (accounts under common ownership or control and accounts with the same taxpayer identification number will be counted together). The Funds’ transfer agents and CNR currently monitor for various patterns in trading activity in client accounts, including omnibus accounts, such as a purchase and sale of shares of a Fund (a “round trip”) within 30 days, multiple round trips within several months, and four exchanges per quarter. These parameters are subject to change. Limits may be modified for accounts in certain institutional retirement plans to conform to plan exchange limits and U.S. Department of Labor regulations (for those limits, see plan materials). The Funds reserve the right to refuse exchanges by any person or group if, in CNR’s judgment, a Fund would be unable effectively to invest the money in accordance with its investment objective and policies, or would otherwise be potentially adversely affected. A shareholder’s exchanges may be restricted or refused if a Fund receives, or CNR anticipates, simultaneous orders affecting significant portions of that Fund’s assets and, in particular, a pattern of exchanges coinciding with a “market timing” strategy. Although the Funds attempt to provide prior notice to affected shareholders when it is reasonable to do so, they may impose these restrictions at any time. The Funds reserve the right to terminate or modify the exchange privileges of Fund shareholders in the future.

THE EXCHANGE PRIVILEGE IS NOT AN OPTION OR RIGHT TO PURCHASE SHARES BUT IS PERMITTED UNDER THE RESPECTIVE POLICIES OF THE PARTICIPATING FUNDS, AND MAY BE MODIFIED OR DISCONTINUED BY ANY SUCH FUNDS OR BY CNR OR THE FUNDS’ DISTRIBUTOR AT ANY TIME, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITHOUT NOTICE.

Shares to be exchanged will be redeemed at their net asset value as determined at the close of business on the day that an exchange request in proper form is received, as described in the applicable prospectus. Exchange requests received after the required time will result in the redemption of shares at their net asset value as determined at the close of business on the next business day.

In the event of unusual market conditions, a Fund reserves the right to reject any exchange request if, in the judgment of CNR, the number of requests or the total value of the shares that are the subject of the exchange are likely to place a material burden on a Fund.

SECTION 2. FEES.

There is no fee for exchanges among the Funds.

SEE THE APPLICABLE PROSPECTUS FOR MORE INFORMATION ABOUT SHARE EXCHANGES.